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                                                                 Exhibit (13)(j)

                               PURCHASE AGREEMENT
                               ------------------



     Compass Capital Fund/SM/ (the "Fund"), a Massachusetts business trust, and Compass Distributors, Inc. ("CDI"), a Delaware corporation, hereby agree as follows:

     1. The Fund hereby offers CDI and CDI hereby purchases one share of each series of shares of the Fund's Mid-Cap Value Equity Portfolio and Mid-Cap Growth Equity Portfolio (collectively, the "Shares") for $10 per Share. The Fund hereby acknowledges receipt from CDI of funds in full payment for the foregoing Shares.


     2. CDI represents and warrants to the Fund that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.


     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of ____________________, 1996.


                                        COMPASS CAPITAL FUNDS/SM/


                                        By:______________________



                                        COMPASS DISTRIBUTORS, INC.



                                        By:__________________________